UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2013

ALION SCIENCE AND TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-89756	54-2061691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1750 Tysons Boulevard

Suite 1300

McLean, VA 22102

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (703) 918-4480

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

State Street Bank and Trust Company, as trustee (“the Trustee”) of the Alion Science and Technology Corporation (“Alion” or the “Company”) Employee Ownership, Savings and Investment Plan (the “ESOP”), has selected a final value of $8.10 per share for Alion’s common stock as of September 30, 2013 (the “Valuation Date”).

The Trustee engaged an outside independent third party valuation firm to assist the Trustee in establishing a value for the Company’s common stock as of the Valuation Date using the following valuation methods:

•	Discounted Cash Flow Method; and

•	Transaction Method (i.e., the use of mergers and acquisitions within Alion’s industry to derive market-based pricing multiples).

Valuations conducted by the valuation firm on behalf of the Trustee prior to September 30, 2011 used the Discounted Cash Flow Method, the Transaction Method and the Guideline Company Method. For the past two years, the valuation firm has not used the Guideline Company Method. Though pricing multiples have improved for the guideline companies (within Alion’s industry) between March 31, 2013 and the Valuation Date, they remain below historical norms and are still below pricing multiples implied by recent merger and acquisition activity in the U.S. federal government contracting sector. The gap between the pricing multiples of the guideline companies and recent transactions in the industry suggests that current pricing multiples for noncontrolling ownership interests may not be as meaningful for purposes of valuing a controlling ownership interest. Despite the possibility that the ESOP may give up certain rights and privileges related to control pursuant to the anticipated refinancing of the Company’s debt, it is expected that the ESOP will continue to own a majority and controlling ownership percentage of the common stock of Alion. Therefore, the Trustee and the valuation firm did not rely on the Guideline Company Method in the September 30, 2013 valuation.

In addition to factors related to the six months ended September 30, 2013, the valuation firm considered the effects of Alion’s anticipated refinancing, based on the refinancing terms expected as of the time the valuation was prepared, on November 21, 2013. Alion’s refinancing is not yet completed and although Alion and its advisors continue to work diligently to complete the refinancing, there is no assurance that the refinancing will occur or be completed on the terms indicated in the valuation report.

Some of the notable factors that changed in the September 30, 2013 valuation from the March 31, 2013 valuation include the following:

•	Alion’s enterprise value decreased due to a decrease in Alion’s trailing twelve months revenue and adjusted EBITDA from March 31 to September 30, 2013.

•	The fair market value and the total amount of Alion’s debt for purposes of the valuation increased from March 31 to September 30, 2013 primarily due to the anticipated effects of the refinancing.

•	The amount of Alion’s cash considered by the valuation firm for purposes of the September 30, 2013 valuation decreased due to the expected costs of the refinancing and corresponding change in Alion’s estimated cash balance.

•	In the refinancing, warrants are expected to be issued to holders of Alion’s unsecured notes who exchange those notes for new securities, and these warrants are expected to have a dilutive impact on the per share value of the Company’s common stock.

The valuation firm prepared a written report, which is solely for the Trustee’s use in connection with its administration and operation of the ESOP, containing its procedures, analyses, and opinion as to the appropriate value of the Company’s common stock. In preparing its report, the valuation firm used various financial and other information provided to the valuation firm by Alion’s management or obtained from other private and public sources including financial projections prepared by management of the Company, and relied on the accuracy and completeness of this information. There is no assurance that the valuation firm, or any other financial adviser that the Trustee might choose, will utilize the same process of methodologies in connection with future valuations of Alion common stock, or that such advisor(s) will reach conclusions that are consistent with those presented herein.

On or about December 5, 2013 Alion Science and Technology Corporation (“Alion” or the “Company”) expects to sell approximately $930 thousand worth of its common stock to the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (the “Trust”). The Company expects to sell approximately 114,823 shares to the Trust at an average price of $8.10 per share.

The Company expects to issue approximately 809,918 additional shares to the Trust, at an average price per share of $8.10, as a contribution to the employee stock ownership plan (“ESOP”) component of the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan. The shares of common stock will be offered to the Trust pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 2, 2013	ALION SCIENCE AND TECHNOLOGY CORPORATION

	By:	/s/ Bahman Atefi
Name: Bahman Atefi
Title: Chief Executive Officer